                                               Commission File Number: 000-50596


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):      [ ] Form 10-K or 10-KSB [X] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q or 10-QSB [ ] Form 10-D [ ] Form N-SAR
                  [ ] Form N-CSR

For Period Ended:  December 31, 2006

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                 ------------------

--------------------------------------------------------------------------------
Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Full Name of Registrant:  LINKTONE LTD.

Former name if applicable:  N/A

Address of Principal Executive Office (Street and Number):     5/F, EASTERN TOWER, 689 BEIJING DONG ROAD,
                                                               SHANGHAI, 200001, PEOPLE'S REPUBLIC OF CHINA


PART II -- RULES12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


     THE REGISTRANT IS UNABLE TO FILE ITS ANNUAL REPORT ON FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 2006 BY THE PRESCRIBED DATE WITHOUT UNREASONABLE EFFORT OR EXPENSE BECAUSE IT REQUIRES ADDITIONAL TIME TO RESOLVE THE ACCOUNTING TREATMENT PERTAINING TO AN OUTSTANDING THIRD-PARTY LOAN.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     COLIN SUNG                 (8621)                    3318-4900
       (Name)                   (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                  LINKTONE LTD.
                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  June 29, 2007                    By:  /s/ Colin Sung
                                           ------------------------------------
                                            Name:  Colin Sung
                                            Title: Chief Financial Officer
